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EXHIBIT (12)
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)                                     Sprint Corporation

                                                                                             Quarters Ended
                                                                                               March 31,
                                                                                     -------------------------------
                                                                                     -------------------------------
                                                                                           2001            2000
--------------------------------------------------------------------------------------------------------------------
                                                                                               (millions)
Earnings
   Loss from continuing operations
     before income taxes                                                             $       (77)    $      (70)
   Capitalized interest                                                                      (44)           (34)
   Equity in net losses of less
     than 50% owned entities                                                                  59             32
--------------------------------------------------------------------------------------------------------------------

Subtotal                                                                                     (62)           (72)
--------------------------------------------------------------------------------------------------------------------

Fixed charges
   Interest charges                                                                          351            288
   Interest factor of operating rents                                                         88             80
--------------------------------------------------------------------------------------------------------------------

Total fixed charges                                                                          439            368
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Earnings, as adjusted                                                                $       377     $      296
                                                                                     -------------------------------


Earnings, as adjusted, were inadequate to cover fixed charges by $62 million for the 2001 first quarter and $72 million for the 2000 first quarter.

    Note: Earnings include loss from continuing operations before taxes, plus equity in the net losses of less-than-50% owned entities, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs and the interest component of operating rents.

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